Exhibit 21.1
Subsidiaries of the Company.
6043577 Canada, Inc.
David Corporation
Empagio, Inc
Kenosia Corporation
Gupta Technologies, LLC
Gupta Technologies, Ltd.
Gupta Technologies GmbH
Gupta Technologies, S.A. de C.V.
Process Software, LLC
Profitkey International, LLC
Revcast, LLC
Spider Software, Inc.
Tenebril, Inc
Warp Solutions, Inc.
Warp Solutions, Ltd.

100